Exhibit 10.318

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (“Settlement Agreement”) is entered into by and between Ligand Pharmaceuticals Incorporated (“Ligand”) and The Rockefeller University (“Rockefeller”) (collectively, the “Parties”).

RECITALS

A. Rockefeller and Ligand entered into a License Agreement, dated September 30, 1992 (the “Original Agreement”).

B. Ligand and SmithKline Beecham Corporation (now known as GlaxoSmithKline and referred to herein as “GSK”) entered into a Research, Development and License Agreement, dated December 29, 1994, as amended or supplemented on March 22, 1995, December 12, 1995, July 21, 1998, February 3, 2000 and February 25, 2000 (the “GSK Agreement”).

C. Rockefeller, as plaintiff, and Ligand, as defendant, have asserted claims and counterclaims against one another concerning their respective rights and obligations under the Original Agreement in an action pending in the United States District Court for the Southern District of New York, captioned The Rockefeller University v. Ligand Pharmaceuticals, Inc., 08-Civ-02755 (PKC) (HP) (the “Litigation”).

D. In accordance with the provisions of this Settlement Agreement, Ligand and Rockefeller have reached a settlement and resolution of all disputes that have arisen between them concerning the Original Agreement and the Litigation.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

1.	Financial Provisions.

1.1	Initial Payment. Ligand will pay to Rockefeller Five Million Dollars ($5,000,000), payable by wire transfer within [***] ([***]) business days of the Effective Date of this Settlement Agreement.

1.2	Milestone Payments. Ligand will pay to Rockefeller Two Million Dollars ($2,000,000) in [***] installments, [***] due on or before February 10, 2011. Payments under this Section 1.2 will be made pursuant to Section 1.8 of this Settlement Agreement.

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1.3	Share of Milestone Payments Received by Ligand Pursuant to the GSK Agreement. Upon receipt by Ligand of any milestone payment pursuant to Section 7.1 of the GSK Agreement, for an event occurring on and after February 11, 2009 (“GSK Milestone Payment”), Ligand will pay to Rockefeller fifty percent (50%) of any such GSK Milestone Payment. Payments under this Section 1.3 will be made pursuant to Section 1.8 of this Settlement Agreement.

1.4	Share of Royalty Payments Received by Ligand Pursuant to the GSK Agreement. (a) Upon receipt by Ligand of any royalty payment pursuant to Sections 7.2, 7.3, 7.4, 7.5 and/or 7.6 of the GSK Agreement, in connection with the worldwide annual Net Sales (as defined in the GSK Agreement) of Eltrombopag or any other Product or Combination Product (as defined in the GSK Agreement) (“GSK Royalty”), Ligand will pay to Rockefeller as follows:

1. On worldwide annual Net Sales of Eltrombopag or any other Product or Combination Product (as defined in the GSK Agreement) of up to One and One Half Billion Dollars ($1.5 billion), Ligand will pay five and eighty-eight hundreths percent (5.88%) of any such GSK Royalty received; and

2. On worldwide annual Net Sales of Eltrombopag or any other Product or Combination Product (as defined in the GSK Agreement) in excess of One and One Half Billion Dollars ($1.5 billion), Ligand will pay seven percent (7.0%) of any such GSK Royalty received.

(b) If Ligand is successful in securing a separate, freestanding agreement between GSK and Rockefeller pursuant to the terms and conditions set forth in Section 1.6, so that Rockefeller is in privity of contract with GSK as to Rockefeller’s share of the GSK Milestone Payment and GSK Royalty, then the amounts payable to Rockefeller under Section 1.4(a)(1) shall be reduced to [***] percent ([***]%) and the amounts payable to Rockefeller under Section 1.4(a)(2) shall be reduced to [***] percent ([***]%). The royalty percentages set forth in this Section 1.4(b) will only be used to calculate payments owed to Rockefeller on and after the effective date of a separate, freestanding agreement between GSK and Rockefeller.

(c) Payments under this Section 1.4 will be made pursuant to Section 1.8 of this Settlement Agreement.

1.5

LGD-4665 Net Sales. Within [***] ([***]) days after receipt by Ligand of a payment to Ligand by GSK and/or a third party, Ligand will pay Rockefeller one and one-half percent (1.5%) of worldwide net sales as defined in the December 17, 2008 License Agreement between Ligand and GSK for LGD-4665 (“LGD-4665 Agreement”). If sales are by Ligand or one of its Affiliates, within [***] ([***]) days after the reporting of financial results to the SEC by Ligand or one of its Affiliates for each calendar quarter, Ligand will pay Rockefeller one and one-half percent (1.5%) of world-wide net sales as defined in the LGD-4665 Agreement. In the event that sales are by Ligand or one of its Affiliates and Ligand or one of

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its Affiliates does not have any reporting obligations to the SEC, payment under this Section 1.5 will be made within [***] days after the close of any calendar quarter in which world-wide net sales occur. “Affiliate” shall have the same meaning as set forth in the LGD-4665 Agreement. Payment will be made under this Section 1.5 pursuant to Section 1.8 of this Settlement Agreement.

1.6	Separate Agreement Between GSK and Rockefeller. (a) Ligand will take responsibility and use diligent efforts, with the participation of Rockefeller as needed, to secure a separate, freestanding agreement between GSK and Rockefeller which requires payment of Rockefeller’s share of GSK Milestones Payments and GSK Royalties and GSK’s royalties on LGD-4665, described in Sections 1.3, 1.4(a) and 1.5 of this Settlement Agreement directly from GSK to Rockefeller. Ligand’s designation of a Rockefeller account under Section 9.2 of the GSK Agreement for payment by GSK directly to Rockefeller does not satisfy the requirements of this Section 1.6. Such separate, freestanding agreement shall include payment terms consistent with and no less favorable than the payment terms described in Sections 1.3, 1.4 and 1.5 of this Agreement.

(b) Ligand represents and warrants that the GSK Agreement, including the amendments and letters produced by Ligand to Rockefeller in February 2009 relating thereto, and the LGD-4665 Agreement produced in the Litigation are true, complete and accurate copies of those agreements, and reflect all agreements between GSK and Ligand relating to Eltrombopag or any other Product or Combination Product (as defined in the GSK Agreement), all agreements between and among Ligand and GSK (including those also involving in addition to Ligand and GSK any other party) relating to LGD-4665, and all amendments to all such agreements as of the Effective Date of this Agreement. More specifically, Ligand represents that Section 7 of the GSK Agreement reflects all of the financial provisions currently in effect as of the Effective Date of this Agreement and that such financial provisions have not been amended or changed by any other document or amendment. Ligand agrees that it will not amend, alter or otherwise change or enter into an agreement to amend any of the agreements referenced in this Section 1.6 in any way adversely affects or diminishes any payments owed to Rockefeller under Sections 1.3, 1.4 and 1.5 of this Agreement. If Ligand amends or enters into an agreement to amend any of the agreements referenced in this Section 1.6 or enters into any new agreement or transaction which in any way affects payments owed to Ligand, then Ligand guarantees that Ligand shall nonetheless continue to make the payments due to Rockefeller hereunder in the amounts that would have been due absent any such amendment or agreement. For avoidance of doubt, other than rights assigned to Rockefeller under Section 1.6(c), nothing herein limits Ligand’s ability or right to enter into one or more transactions with any third party relating to Ligand’s rights under the GSK Agreement and/or the LGD-4665 Agreement.

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(c) Ligand hereby assigns to Rockefeller all of its rights, title and interests in and to Rockefeller’s share of the GSK Milestone Payments under Section 1.3, Rockefeller’s share of the GSK Royalty under Section 1.4 and GSK’s royalty on LGD-4665 provided under Section 1.5. Ligand agrees to hold any and all of these amounts received by Ligand in trust for Rockefeller, agrees to pay such amounts to Rockefeller as set out in the respective Sections 1.3, 1.4 and 1.5, and guarantees the amount and payment of such payments until such time as a separate, freestanding agreement may be entered into in accordance with Section 1.6(a).

1.7	Quarterly Royalty Reports. Within [***] ([***]) days after receiving a royalty or other report from GSK related to sales of Eltrombopag, other Products or Combination Products under the GSK Agreement, or LGD-4665, Ligand will send Rockefeller a copy of any such written report or reports, covering the reporting period, which is the calendar quarter then ended along with copies of any bank wire receipts evidencing payments from GSK to Ligand under the agreements mentioned in Section 1.6 above.

1.8	Mode of Payment. All payments made by Ligand to Rockefeller pursuant to this Settlement Agreement shall be made in U.S. Dollars by wire transfer to an account designated by Rockefeller, which account Rockefeller may change on [***] ([***]) days’ prior written notice to Ligand. As to payments to Rockefeller under Sections 1.3 and 1.4, Ligand will send a notice to GSK within [***] ([***]) business days after the Effective Date of this Agreement, designating a Rockefeller account under Section 9.2 of the GSK Agreement, so that Rockefeller’s share of the GSK Milestone Payments and GSK Royalties pursuant to Sections 1.3 and 1.4 will be paid by GSK directly into the designated Rockefeller account for so long as there is no separate, freestanding agreement between GSK and Rockefeller as described in Section 1.4(b).

1.9	Financial Records. Ligand shall keep accurate records, including, information provided by GSK under the agreements referenced herein and royalty and milestone payments to Rockefeller (“Financial Records”), in accordance with Ligand’s internal accounting procedures and U.S. generally accepted accounting practices, and in sufficient detail to enable the amounts due under this Settlement Agreement to be determined and verified by Rockefeller. In no event shall these Financial Records include less than the information reasonably necessary to verify the accuracy of the quarterly royalty reports provided to Rockefeller under Section 1.7 and the calculations therein.

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1.10	Audit.

a)	Ligand shall make reasonable efforts to confirm the accuracy of the milestone and royalty reports it receives from GSK in connection with sales of Eltrombopag, other Products or Combination Products under the GSK Agreement, and LGD-4665 [***]. To the extent that any underpayments by GSK are found as a result of Ligand’s review, [***] Ligand shall pay Rockefeller its share of the underpayments, calculated pursuant to Sections 1.3, 1.4 and 1.5 of this Settlement Agreement.

b)	Ligand shall maintain for not less than [***] ([***]) years from the date of creation, complete and accurate Financial Records and information relating to sales of Eltrombopag, other Products or Combination Products under the GSK Agreement, and LGD-4665. Upon written request by Rockefeller, not more than once in a calendar year and at Rockefeller’s expense, Rockefeller shall be entitled and Ligand shall permit an independent certified accountant selected by Rockefeller and reasonably acceptable to Ligand to have access during normal business hours to those Financial Records and such other information that the auditor determines may be reasonably necessary to verify the accuracy of the quarterly royalty reports provided to Rockefeller under Section 1.7 and the calculations therein, provided that such access shall be limited to prevent the disclosure of any third party confidential information. Ligand will use diligent efforts to confirm with GSK that any of its relevant confidential information can be provided to Rockefeller and its independent certified accountant. The independent certified accountant shall disclose to Rockefeller whether the quarterly royalty reports are correct or not and specify whether the amounts paid to Rockefeller pursuant thereto were correct or, if incorrect, the amount of any discrepancy.

If the independent certified accountant’s report shows any underpayment, Ligand shall pay the amount of the underpayment to Rockefeller within 30 days after Rockefeller delivers to Ligand its independent certified accountant’s written report indicating the underpayment. If such underpayment exceeds [***] percent ([***]%) of the total amount owed for the calendar year then being audited, Ligand will pay for the reasonable and necessary fees and expenses of such independent certified accountant performing the audit, subject to reasonable substantiation thereof.

1.11	Interest Due. In case of any delay in payment by Ligand to Rockefeller (including any underpayment determined by an independent certified accountant’s report), interest on the overdue payment shall accrue at the prime rate, as determined for each month on the last business day of that month, and assessed from the date that payment was due. The foregoing interest shall be due from Ligand without any special notice.

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2	No Additional Payments; Covenant Not to Sue.

2.1	Original Agreement Termination. Ligand and Rockefeller agree that the Original Agreement is hereby terminated as of the Effective Date. Sections 6, 7, 9, 10, and 14 of the Original Agreement shall survive termination.

2.2	No Additional Payments and Covenants Not to Sue - GSK. So long as this Settlement Agreement is in effect and Rockefeller is receiving timely and full payments hereunder, (a) Rockefeller acknowledges that no payments other than the payments described in this Settlement Agreement shall be due to Rockefeller from Ligand or from GSK for any past, present or future conduct that was subject to the Original Agreement or that would otherwise be due to Rockefeller in connection with Eltrombopag, other Products or Combination Products under the GSK Agreement, or in connection with LGD-4665 under the LGD-4665 Agreement; (b) Rockefeller covenants not to sue GSK for exercising its rights, or fulfilling its obligations, under the GSK Agreement or the LGD-4665 Agreement, in the past, present or future; and (c) Rockefeller will not grant to any third party any licenses under the Licensed Patent Rights or Technical Information as defined in the Original Agreement, except to not-for-profit institutions for research under material transfer agreements, and provided, however, that Rockefeller shall have no obligation to maintain or keep in force any patent or patent application within the definition of Licensed Patent Rights of the Original Agreement. Subject only to the Cure Period set forth in Section 2.4, the covenants under this Section 2.2, and Section 2.3 below, shall terminate immediately upon a breach of any payment obligations under this Agreement.

2.3	Covenant Not to Sue –Sublicensees of Ligand Other Than GSK. So long as this Settlement Agreement is in effect and Rockefeller is receiving timely and full payments hereunder, (a) Rockefeller covenants not to sue Ligand for any past, present or future uses of the Licensed Patent Rights or Technical Information as defined in the Original Agreement, where such uses were permitted by, or sublicensed pursuant to, the Original Agreement; and (b) Rockefeller further covenants not to sue licensees, collaborators or assignees of Ligand which are specifically identified in the Form 8K, filed by Ligand on February 9, 2009, or in any Form 10K or Form 10Q, filed by Ligand between February 10, 2008 and the Effective Date, for any past, present or future use of rights licensed from Ligand under the Original Agreement to such licensees, collaborators or assignees pursuant to a written agreement signed by all parties thereto prior to the Effective Date of this Settlement Agreement. Ligand covenants not to sue Rockefeller or challenge any of Rockefeller’s know-how that was the subject of the Original Agreement and/or the Litigation.

2.4	Cure Period. In the event that Ligand does not make timely and/or full payments under Sections 2.2 or 2.3 of this Settlement Agreement, Rockefeller will provide written notice and [***] ([***]) business days to cure. If Ligand cures such defect within the notice period, such payment shall be considered timely for purposes of Sections 2.2 or 2.3, but Ligand shall be responsible for interest under Section 1.11.

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3	Warranties and Representations by Each Party. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a) it is a corporation or entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated;

(b) it has full corporate or institutional power and authority, and has obtained all approvals, permits and consents necessary, to enter into this Agreement and to perform its obligations hereunder;

(c) this Settlement Agreement is legally binding upon it and enforceable in accordance with its terms;

(d) the execution, delivery and performance of this Settlement Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any governmental or regulatory authority having jurisdiction over it; and

(e) the individual signatories to this Settlement Agreement are fully authorized to enter this Settlement Agreement on behalf of their respective institutions.

4	Publicity Regarding Settlement: News Release.

4.1	Characterization of Settlement. Ligand and Rockefeller agree that in characterizing or describing the settlement and resolution of the Litigation, including the terms and conditions of this Settlement Agreement, neither party will make any statements to third parties that such party has been successful, attained a victory or prevailed in the Litigation or make any characterization to that effect. Rockefeller and Ligand acknowledge that this Settlement Agreement is the product of a compromise, a good outcome for both parties and that neither of them has attained a victory or prevailed in the Litigation.

4.2	Press Release; SEC Filings. Ligand shall, within four (4) business days after the Effective Date of this Settlement Agreement, issue a mutually agreed upon press release in the form to be proposed by Ligand and subject to Rockefeller’s prior written approval, not to be unreasonably withheld. In the event Rockefeller does not provide its written approval within one (1) business day after receipt from Ligand of the draft press release, Ligand may issue such press release in furtherance of its disclosure obligations as a publicly traded company. Ligand represents that it is obligated to file a Current Report on Form 8-K in connection with the execution of this Settlement Agreement, and Rockefeller acknowledges that representation.

5	Mutual Release of Claims. Each party acknowledges and agrees that it has made an acceptable investigation of the facts pertaining to this settlement, this Settlement Agreement and the matters pertaining thereto. In consideration of the various promises and undertakings, obligations, warranties and representations of each of the parties to this Settlement Agreement, and contingent upon each Party’s timely performance of them, Rockefeller and Ligand each hereby releases and forever discharges the other, and each of their stockholders, affiliates, predecessors, successors, directors, trustees, officers, faculty, employees, lawyers, accountants and other representatives, from any and all liability whatever, including all claims, demands and causes of action, of every nature, known or unknown including, without limitation, any claims for breach of contract, declaratory relief, misrepresentation, inequitable conduct, or any other form of damage or theory of recovery whatsoever from the beginning of time until the Effective Date, arising out of, based upon or relating to (a) the Original Agreement, (b) the disputes, claims and counterclaims in the Litigation, as well as any compulsory counterclaims that could have been properly pled and tried in the Litigation, (c) Eltrombopag, LGD-4665, and any TPO or other compound developed by Ligand alone or with a third party, which compound was subject to the Original Agreement and (d) all payments “made under protest” by Ligand to Rockefeller pursuant to Section 2.4 of the Original Agreement. Rockefeller and Ligand shall bear their own attorneys’ fees and costs incurred in connection with the Litigation and this Settlement Agreement.

With respect to the subjects above, each of the Parties recognizes and understands that this release applies to and covers the claims and counterclaims in the Litigation. Each of Rockefeller and Ligand (a) expressly waives any right to claim or assert hereafter that any claim, counterclaim, demand or cause of action has been omitted, through ignorance, oversight or error, from this Settlement Agreement; and (b) makes this waiver with the full knowledge of their respective rights and with specific intent to release both known and unknown claims. This release is intended to include in its effect, without limitation, all claims or counterclaims which each of Rockefeller or Ligand does not know or suspect to exist at the time of execution hereof, and this release extinguishes any such claims or counterclaims.

6	Dismissal of Litigation. Within five business days after the Effective Date of this Settlement Agreement, the parties shall jointly file a Stipulation and proposed Order of Dismissal with the United States District Court for the Southern District of New York, in the form attached hereto as Exhibit A. The parties agree that the purpose of such filing is to effect a dismissal of the Litigation, with prejudice, including, without limitation, a dismissal of all claims and counterclaims asserted in the Litigation. Each party shall bear its own costs and attorneys’ fees with respect to the Litigation. Should the Court be unwilling, for whatever reason, to enter the Stipulation and proposed Order of Dismissal in the form proposed, the parties agree to work together, in good faith, to cause the Litigation to be dismissed with prejudice.

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Confidentiality. (a) The confidentiality restrictions of the Stipulated Protective Order, filed August 8, 2008, will continue to govern all confidential information disclosed in connection with the Litigation and negotiations leading up to the Litigation, except that the obligation of confidentiality will expire after [***] ([***]) years from the Effective Date of this Settlement Agreement. (b) All confidential scientific, technical, and business information communicated by one party to the other in

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connection this Settlement Agreement, including information contained in patent applications and royalty reports, shall be kept confidential by the recipient, which shall take all reasonable steps to ensure that such confidential information is not disclosed or used for any purpose other than those contemplated by the Original Agreement or this Settlement Agreement. This confidentiality obligation does not apply when it can be established by the recipient that (i) the information was previously known to the recipient; (ii) the information is or becomes generally available to the public through no fault of the recipient, including as a result of publications and/or laying open to inspection of any patent applications that the disclosing party may file; (iii) the information is acquired in good faith in the future by the recipient from a third party who is not under an obligation to the disclosing party to keep such information confidential; (iv) the information is required by a court or other tribunal of competent jurisdiction to be disclosed by the recipient, provided that in the event that the recipient receives a demand for such disclosure, the recipient shall promptly give notice to the disclosing party to allow it to seek a protective order or other remedy from said court or tribunal; and in any event, the recipient shall disclose only that portion of the confidential information that is legally required to be disclosed and will exercise reasonable efforts to ensure that the information is accorded confidential treatment; (v) the information is required to be disclosed as otherwise required by law; or (vi) the disclosing party consents to use or disclosure by the recipient. The obligations imposed in this Section 7 will run for a period of [***] ([***]) years commencing from the date of the disclosure of the confidential information at issue. For the avoidance of doubt, notwithstanding anything to the contrary herein, nothing in this Settlement Agreement shall: (a) prevent the Parties from making the press release or SEC filings described in Section 4.2 above; or (b) obligate either Party to disclose confidential information of a third party.

8	Governing Law; Venue. This Settlement Agreement and its effect are subject to and shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws rules. The venue for resolution of any disputes shall be in the United States District Court for the Southern District of New York.

9	Notices. Any notice, payments, and reports, except as otherwise set forth in this Settlement Agreement, shall be made by personal delivery or, if by mail, then by registered or certified mail, return receipt requested, with postage and fees prepaid, or by overnight mail, by one Party to the other Party at the addresses noted below.

In the case of Ligand, notice should be sent to:

Ligand Pharmaceuticals Incorporated

10275 Science Center Drive

San Diego, CA 92121

Attn: General Counsel

In the case of Rockefeller, notice should be sent to:

The Rockefeller University

1230 York Avenue, Box 81

New York, NY 10021

Attn: Office of the General Counsel

or to such other person or by such other means to which the Parties may from time to time have agreed.

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10	Binding Effect on Successors and Assigns; Notice of Transaction. The terms of this Settlement Agreement, including the rights and obligations herein shall inure to the benefit of and be binding upon Rockefeller and Ligand and the respective successors and assigns of each Party. In the event that Ligand enters into a transaction that affects any payments due to Ligand as to which Rockefeller has a right to a share of such payments under this Settlement Agreement, Ligand will provide written notice to Rockefeller within [***] ([***]) business days of the transaction.

11	Entire Agreement: Integration. The terms and conditions of this Settlement Agreement, including the attached Exhibit, constitute the entire agreement between Rockefeller and Ligand regarding the Litigation and supersede all prior negotiations, representations, letters of intent, agreements and understandings, either or in writing, between Rockefeller and Ligand regarding the Litigation and settlement thereof. This Settlement Agreement shall not be amended, supplemented or abrogated other than by a written instrument signed by the authorized representative of each party.

12	No Waiver. The failure of either party to enforce at any time any of the provisions of this Settlement Agreement, or any rights in respect of it, or to exercise any election provided in it, shall in no way be considered to be a waiver of such provisions, rights or elections, and shall in no way affect the validity of this Settlement Agreement.

13	Compromise And Settlement. This Settlement Agreement is entered into solely by way of compromise and settlement of the Litigation and all disputes between Ligand and Rockefeller as of the Effective Date and is not and shall not be construed as an admission of liability, responsibility or fault by either party.

14	Counterparts. This Settlement Agreement may be executed in one or more counterparts or facsimile versions by each Party and their attorneys, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

15	Effective Date. The “Effective Date” of this Settlement Agreement shall be the last date on which this Settlement Agreement has been signed by both Parties.

16	Headings. The headings used in this Settlement Agreement are inserted for reference only and shall not be deemed to be a part of the text.

17	Additional Assurances. Ligand and Rockefeller agree to execute, acknowledge and deliver such further instruments, and to do such other acts, as may be reasonably necessary in order to carry out the intent and purposes of this Settlement Agreement.

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18	Severability of Provisions. The invalidity or unenforceability of any provision of this Settlement Agreement shall in no way affect the validity or enforceability of any other provision of this Settlement Agreement, unless the absence of such provision is a material term to this Settlement Agreement. If the provision is a material term to this Settlement Agreement, the parties agree to negotiate in good faith to reach a compromise, and if a compromise cannot be reached, the parties agree to submit the dispute for resolution by the Court in the Litigation.

19	Drafting. Each party acknowledges and affirms that the parties have cooperated in drafting and preparation of this Settlement Agreement. Hence, in any construction of this Settlement Agreement, the same shall not be construed against any party.

Dated: February 11, 2009	LIGAND PHARMACEUTICALS INCORPORATED

	By:	/s/ John L. Higgins
	Its:	Chief Executive Officer

Dated: February 11, 2009	THE ROCKEFELLER UNIVERSITY

	By:	/s/ Harriett S. Rabb
	Its:	Vice President and General Counsel

Exhibit A

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

THE ROCKEFELLER UNIVERSITY, a New York not-for-profit corporation, Plaintiff, v. LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation, Defendant.	08-CV-2755 (PKC) (HP) STIPULATION AND ORDER OF DISMISSAL

IT IS HEREBY STIPULATED AND AGREED, by and between the Parties, The Rockefeller University (“Rockefeller”) and Ligand Pharmaceuticals Incorporated (“Ligand”) (collectively “the Parties”) as follows:

1. The Parties have agreed to settle the above-captioned action according to the terms of a Settlement Agreement and Mutual Release, dated February 11, 2009.

2. All claims asserted in Rockefeller’s Complaint filed in this action are dismissed with prejudice.

3. All affirmative defenses and counterclaims set forth in Ligand’s Answer and Counterclaims and First Amended Answer and Counterclaims are dismissed with prejudice.

4. Each party shall bear its own costs and fees, including attorneys’ fees.

5. This Court has reviewed the Parties’ Settlement Agreement and Mutual Release and shall retain jurisdiction over this action, including, without limitation, for implementation or resolution of disputes arising out of this Stipulation and Order of Dismissal and the settlement of this action.

FOLEY & LARDNER LLP

Dated:	By:
Peter N. Wang (PW 9216) Douglas S. Heffer (DH-6082) 90 Park Avenue New York, New York 10016-1314 Tel: (212) 682-7474 Fax: (212) 687-2329

Anat Hakim (AH-4398) 111 North Orange Avenue Suite 1800 Orlando, FL 32801-2386 Tel: (407) 244-3279 Fax: (407) 648-1743 Attorneys for Plaintiff

GREENBERG TRAURIG, LLP

Dated:	By:
Simon Miller (SM-6728) 200 Park Avenue New York, New York 10166 (212) 801-9200 -and-

KNOBBE MARTENS, OLSON & BEAR, LLP Darrell Olson 2040 Main Street, 14th Floor Irvine, CA 92614 (949) 760-0404

KNOBBE MARTENS, OLSON & BEAR, LLP Joseph M. Reisman Gregg I. Anderson 550 West C Street Suite 1200 San Diego, CA 92101

Attorneys for Defendant

IT IS SO ORDERED.

Dated: February ___, 2009

HONORABLE P. KEVIN CASTEL
UNITED STATES DISTRICT COURT JUDGE

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